UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported)

March 13, 2008

OMEGA COMMERCIAL FINANCE CORPORATION

(Exact name of registrant as specified in charter)

Wyoming

(State or other Jurisdiction of Incorporation or Organization)

	200 South Biscayne Blvd Suite 4450 Miami, Florida 33131	83-0219465
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(305) 677-0306

 (Registrant's telephone

number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2008 the Board of Directors of Omega Commercial Finance Corporation (the “Company”) appointed the following individuals as members of the Company’s Board of Directors:

Jon S. Cummings III (Chairman of the Board of Directors)

Mr. Cummings has 35 years of experience in many business facets beginning with management, human resource management, finance, real estate, state and local politics, international trade (import/export) business development training, mining & exploration, communication skills training, and he has been an individual entrepreneur since three decades. Mr. Cummings has served on several management and business development boards that have garnered him many speaking engagements to shore up the entrepreneurial development skills of individuals. Mr. Cummings over the years has researched and completed analysis of more than 35 industries, given him a broad range of knowledge and confidence in speaking to business leader across the US and abroad. Mr. Cummings holds a Bachelors of Arts Degree in Historical Research and Business.

Clarence Williams (Board Member)

Mr. Williams has 45 years of demonstrated experience in business administration and management. He retired from the City of Dayton as Chief Executive to the Dayton City Council. During that tenure of 32 years of service, his responsibilities included the review and the assessment of the city's 800 million dollar general and enterprise fund budgets.  Mr. Williams has facilitated workshops and training seminars across the country and in Russia, Israel, Zimbabwe, Zambia, Liberia, and South Africa. He has served on numerous boards for government entities and non-profit organizations. Mr. Williams has a Bachelor of Science degree in Business Management and a MBA graduate degree. He was selected as a George Washington University Fellow; Elliott School of International Affairs and focused on international global economic development opportunities. He was certified at the Senior Executive Institute, University of Virginia.

Lisa Babbage-Jackson (Board Member)

Ms. Babbage- Jackson has spent over 25 yrs in the real estate consulting services, including residential and commercial sales, leasing, property management, and real estate training.  Site acquisition services for national retail clientele.  Leasing services for regional ICSC member strip center developments and facilitation of expansion objectives.

Todd Buxton (Board Member)

Mr. Buxton’s business experience includes 11 years working in the management and marketing businesses.  Todd spent his first three years after graduating from college handling marketing and public relations for a general contractor/construction manager with annual estimated business revenue over $500 million a year.   Thereafter, Todd was employed by Esquire Data Corporation, a company in the information technology industry, to use his business skills and entrepreneurial drive to help grow the business.  He helped to expand Esquire Data Corporation from a single desk operation servicing a single state to a company which presently operates out of a 15,000 sq/ft facility in Ohio with a second office location in Palm Beach, Florida and business activities in eleven additional States.  In his role, Todd managed over 50 employees including, administrative staff, sales force, project managers, and operation managers.

Effective March 13, 2008 the Company’s Board of Directors appointed Bill Slivka as a Director, as as the Company’s Chief Financial Officer.

Bill Slivka

Mr. Slivka has been a California licensed commercial finance mortgage broker, Certified Financial Planner, and National Association of Securities Dealers (NASD) Series 4, 7, 8, 24, & 63 licensed principal.  He has over 25 years of experience in mergers and acquisitions in both the commercial real estate and the banking industries within the United States and abroad.  Bill has had a broad range of experience, including the operating various NASD broker dealers and REITs.  He developed the online trading, evaluation and origination systems for the REITS that he operated.  He also served as President of Capital Suisse Securities, a member of the American Stock Exchange.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 12, 2008 the Company’s Board of Director by unanimous consent amended the Company’s bylaws.  The amended bylaws now state that the Company must have a minimum of one member of the Board of Directors, the previous bylaws stated that there could be a maximum of 3 members of the Board of Directors.

Item 9.01 Financial Statement and Exhibits.

(d)	EXHIBITS

3.2 Amended Bylaws

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA COMMERCIAL FINANCE CORPORATION

Date: March 13, 2008	By:	/s/ Jon S. Cummings, IV
Jon S. Cummings Chief Executive Officer